EXECUTION COPY

REVLON CONSUMER PRODUCTS CORPORATION,

as Borrower

$170,000,000

SENIOR SUBORDINATED TERM LOAN AGREEMENT

Dated as of January 30, 2008

MACANDREWS & FORBES HOLDINGS INC.,

as Lender

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9.6	Successors and Assigns	17
9.7	Counterparts	18
9.8	Severability	18
9.9	Integration	18
9.10	GOVERNING LAWS	19
9.11	Submission To Jurisdiction; Waivers	19
9.12	WAIVERS OF JURY TRIAL	19

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SENIOR SUBORDINATED TERM LOAN AGREEMENT

SENIOR SUBORDINATED TERM LOAN AGREEMENT, dated as of January 30, 2008, between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (the “Borrower” or “Company”), and MACANDREWS & FORBES HOLDINGS INC., a Delaware corporation (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested the Lender to extend credit to the Borrower on a senior subordinated basis in order to enable the Borrower to repay at maturity the outstanding principal amount due under the 8⅝% Notes (as defined below) and to pay certain related fees and expenses;

WHEREAS, the Lender is willing to make such loan to the Borrower only on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall mean this Senior Subordinated Term Loan Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Bank Credit Agreements” means (a) the Credit Agreement, dated July 9, 2004, among the Borrower, certain local borrowing subsidiaries, the Lenders named therein and Citicorp USA, Inc. and UBS Securities LLC, as agents, as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time and (b) the Term Loan Agreement, dated December 20, 2006, among the Borrower, the Lenders named therein and Citicorp USA, Inc., as administrative agent and collateral agent, as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time.

“Bankruptcy Law” means Title 11 of the United States Code or any similar Federal or state law for the relief of debtors.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing Notice” is defined in Section 2.2(a) hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” has the meaning set forth in the 9½% Note Indenture.

“Company” is defined in the introductory paragraph of this Agreement.

“Contractual Obligation” means, with respect to any Person, any provision of any material debt security or of any material preferred stock or other equity interest issued by such Person or of any material indenture, mortgage, agreement, guarantee, instrument or undertaking to which such Person is a party or by which it or any of its material property is bound.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt” has the meaning (i) set forth in the 9½% Note Indenture each time it appears in Section 6 and 7 herein (and in the definitions of such terms as may be used in such sections) and (ii) set forth in the 8⅝% Note Indenture each time it appears in Section 8 herein (and in the definitions of such terms as may be used in such section).

“Default” means any of the events specified in Section 7.1 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition specifically set forth therein, has been satisfied.

“Designated Senior Debt” means (i) the Debt under the Bank Credit Agreements and the 9½% Notes and (ii) any other Senior Debt which, at the time of determination has an aggregate principal amount outstanding of, or commitments to lend up to, at least $25 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt” by the Borrower.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“8⅝% Note Indenture” means the Indenture, dated as of February 1, 1998, between the Borrower and the 8⅝% Note Indenture Trustee, relating to the 8⅝% Notes as amended and supplemented through, and in effect on, the date hereof; provided that upon the termination of such indenture or redemption of the 8⅝% Notes, the terms of such indenture will continue to be applied for purposes of the application and interpretation of the provisions of this Agreement.

“8⅝% Note Indenture Trustee” means U.S. Bank Trust National Association (formerly known as First Trust National Association).

“8⅝% Notes” means the 8⅝% Senior Subordinated Notes due February 1, 2008 of the Borrower.

“Event of Default” means any of the events specified in Section 7.1 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition specifically set forth therein, has been satisfied.

“Funding Date” means February 1, 2008.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any governmental department, commission, board, bureau, agency or instrumentality, or other court or arbitrator, in each case whether of the United States of America or foreign).

“Interest Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing March 31, 2008.

“Lender” is defined in the introductory paragraph of this Agreement.

“Loan” is defined in Section 2.1 hereof.

“Maturity Date” means August 1, 2009.

“M&F Line of Credit” means the line of credit provided under the Senior Unsecured Line of Credit Agreement, dated as of July 9, 2004, between the Borrower and the Lender, as amended, increased, supplemented, replaced or otherwise modified through the date hereof and as the same may be amended, increased, supplemented, replaced or otherwise modified from time to time.

“9½% Note Indenture” means the Indenture, dated as of March 16, 2005, between the Borrower and U.S. Bank Trust National Association, as trustee, relating to the 9½% Notes as amended and supplemented through, and in effect on, the date hereof; provided that upon the termination of such indenture or redemption of the 9½% Notes, the terms of such indenture will continue to be applied for purposes of the application and interpretation of the provisions of this Agreement.

“9½% Notes” means the 9½% Senior Notes due 2011 of the Borrower.

“Person” means an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of any nature whatsoever.

“Requirement of Law” means, for any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject.

“Senior Debt” has the meaning set forth in the 8⅝% Note Indenture, provided, that (A) clause (i) thereof shall be replaced with “all obligations under the Bank Credit Agreements, the 9½% Notes and the M&F Line of Credit”, each such terms having the meaning set forth herein, (B) the terms “Securities” and “Indenture” each time they appear shall be replaced with the terms “Loan” and “Agreement”, respectively, each such term having the meaning set forth herein, (C) clause (6) at the end thereof shall be replaced with “the 8⅝% Notes and any portion of the Loan”, each such terms having the meaning set forth herein, (D) the term “Issue Date” used therein shall be replaced with “the date of this Agreement” and (E) with respect to the term “Permitted Affiliate” as used therein, the term “Credit Agreement” referenced in the definition of “Permitted Affiliate” shall be replaced with the term “Bank Credit Agreements” as such term is defined herein.

“Senior Subordinated Debt” means the Loan and any other indebtedness, Guarantee (as defined in the 8⅝% Note Indenture) or obligation of the Borrower that specifically provides that such indebtedness, Guarantee or obligation is to rank pari passu in right of payment with the Loan and is not subordinated in right of payment by its terms to any indebtedness, Guarantee or obligation of the Borrower which is not Senior Debt.

“Significant Subsidiary” has the meaning set forth in the 9½% Note Indenture.

“Subordinated Obligation” means any Debt of the Borrower (whether outstanding on the date hereof or hereafter issued) which is subordinate or junior in right of payment to the Loan.

“Subsidiary” of any Person means a corporation or other entity of which shares of capital stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person; provided, that (a) unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower and (b) unless otherwise qualified, all references to a “wholly-owned Subsidiary” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower of which the Borrower directly or indirectly owns all of the capital stock or other ownership interests (other than directors’ qualifying shares).

1.2 Other Definition Provisions.

(a) All terms defined in this Agreement shall have such defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

(c) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

SECTION 2. AMOUNT AND TERMS OF THE LOAN

2.1 The Term Loan. On the Funding Date, subject to receipt of the Borrowing Notice, the Lender agrees to make a term loan to the Borrower in an aggregate principal amount of One Hundred and Seventy Million U.S. Dollars ($170,000,000) (the “Loan”) in immediately available funds in Dollars not later than 9:00 a.m., New York City time (or at such later time as the Borrower may agree) on the Funding Date, to be disbursed in accordance with Section 2.2(b) below, provided, however, that this Agreement shall terminate at 5:00 p.m., New York City time on the Funding Date if the Borrowing Notice has not been delivered prior to such time.

2.2 Procedure for Borrowing.

(a) To exercise its right to borrow the Loan, the Borrower may deliver to the Lender a written notice (the “Borrowing Notice”) which must (i) specify the bank account and other pertinent wire transfer instructions to which each portion of the Loan is to be deposited by the Lender in accordance with Section 2.2(b) below and (ii) be received by the Lender prior to 1:00 p.m., New York City time one (1) Business Day prior to the Funding Date (or at such later time as the Lender may agree).

(b) On the Funding Date, the Lender shall disburse the Loan proceeds as follows:

(i) One Hundred and Sixty Seven Million Three Hundred and Seventy Eight Thousand U.S. Dollars ($167,378,000) shall be disbursed directly to the 8⅝% Note Indenture Trustee to repay at maturity the outstanding principal amount due under the 8⅝% Notes;

(ii) Two Million Five Hundred and Fifty Thousand U.S. Dollars ($2,550,000) shall be retained by the Lender as a nonrefundable fee in connection with the financing provided herein by the Lender; and

(iii) The remaining Seventy Two Thousand U.S. Dollars ($72,000) shall be disbursed as directed by the Borrower in the Borrowing Notice.

2.3 Repayment of the Loan; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Loan on the Maturity Date. The Borrower hereby further agrees to pay to the Lender interest on the unpaid principal amount of the Loan from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and in the manner set forth in Section 3.3 hereof.

(b) The Lender shall maintain an account evidencing indebtedness of the Borrower to the Lender resulting from the Loan made hereunder, including (i) the original principal of such Loan made hereunder, (ii) the unpaid principal amount of the Loan and any accrued and unpaid interest outstanding in respect of the Loan and (iii) the amount of any sum received by the Lender hereunder from the Borrower in respect of the Loan and the manner in which it was applied.

(c) The entries made in the account of the Lender maintained pursuant to Section 2.3(b) hereof shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to maintain such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Agreement.

2.4 Use of Proceeds. The Borrower shall use the proceeds of the Loan hereunder, in accordance with Section 2.2(b) hereof, to repay at maturity the outstanding principal amount due under the 8⅝% Notes and to pay certain related fees and expenses.

SECTION 3. PROVISIONS RELATING TO THE LOAN

3.1 Optional Prepayments. The Borrower may prepay the Loan, in whole or in part (together with accrued and unpaid interest thereon), at any time without premium or penalty, upon one Business Day’s notice to the Lender.

3.2 Mandatory Prepayment. The Borrower shall make mandatory prepayments of the Loan to the extent required by Section 6.1(c)(xiv) or 6.2 hereof.

3.3 Interest Rate; Payment Dates.

(a) The Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to 11%.

(b) If all or a portion of the Loan, any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration, as a result of an event requiring a mandatory prepayment or otherwise), then, for so long as such amount remains unpaid, such overdue amount shall bear interest at a rate per annum equal to the rate otherwise in effect plus 2%.

(c) Interest accrued from time to time shall be payable in arrears in cash on each Interest Payment Date. Any accrued and unpaid interest on the Loan shall be payable in full in cash on the Maturity Date.

(d) Interest shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed.

3.4 Method of Payments.

(a) All payments (including prepayments) to be made by the Borrower on account of principal, interest, costs and expenses shall be made without set-off, counterclaim, deduction or withholding and shall be made to the Lender at such location or to such account as the Lender may specify to the Borrower, on or prior to 1:00 p.m., New York City time, on the due date thereof, in Dollars and in immediately available funds.

(b) If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loan hereunder, the Borrower hereby represents and warrants to the Lender that:

4.1 Corporate Existence. The Borrower is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2 Corporate Power.

(a) The Borrower has the corporate power, authority and legal right to execute, deliver and perform this Agreement and to borrow hereunder, and it has taken as of the Funding Date all necessary corporate action to authorize its borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement.

(b) No consent of any other Person (including, without limitation, stockholders or creditors of the Borrower or of any parent entity of the Borrower), and no consent, license, permit, approval or authorization of, exemption by, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against the Borrower, except for any consents, licenses, permits, approvals or authorizations, exemptions, registrations, filings or declarations that have already been obtained and remain in full force and effect.

(c) This Agreement has been executed and delivered by a duly authorized officer of the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms except as enforceability may be limited by Bankruptcy Laws or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity.

4.3 No Legal Bar to Loan. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not violate any Contractual Obligation or material Requirement of Law to which the Borrower or any of its Subsidiaries is a party, or by which the Borrower or any of its Subsidiaries or any of their respective material properties or assets may be bound, and will not result in the creation or imposition of any lien on any of their respective material properties or assets pursuant to the provisions of any such Contractual Obligation.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to the Loan The obligation of the Lender to make the Loan shall be subject to the satisfaction or waiver by the Lender of the following conditions precedent:

(a) Agreement. The Lender shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower.

(b) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Funding Date as if made on and as of such date, both before and after giving effect to the Loan and the use of the proceeds thereof.

(c) No Event of Default. No Event of Default hereunder or under the Bank Credit Agreements or the 9½% Note Indenture (as such events of default are defined in each such debt instrument) shall have occurred and be continuing on the Funding Date, both before and after giving effect to the Loan.

The borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the Funding Date that the conditions contained in this Section 5.1 have been satisfied.

SECTION 6. AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Loan remains outstanding or any amount is owing to the Lender hereunder:

6.1 Certain Covenants of the 9½% Note Indenture. (a) The Borrower will observe and perform all of the covenants applicable to it and its Subsidiaries under the following Sections of the 9½% Note Indenture, which covenants (together with the definitions of such terms as may be used therein and as such covenants and such definitions are in effect as of the date hereof) are hereby incorporated herein by reference, mutatis mutandis, except as provided in Section 6.1(c):

(i) Section 4.3 (Limitation on Debt);

(ii) Section 4.4 (Limitation on Liens);

(iii) Section 4.5 (Limitation on Restricted Payments);

(iv) Section 4.6 (Limitation on Restrictions on Distributions from Subsidiaries);

(v) Section 4.7 (Limitation on Asset Sales); and

(vi) Section 4.8 (Limitation on Transactions with Affiliates).

(b) Any amendments, supplements, replacements or other modifications to Section 4.3, 4.4, 4.5, 4.6, 4.7 or 4.8 of the 9½% Note Indenture after the date hereof shall not be incorporated herein by reference without the prior written consent of the Lender. In the event that the 9½% Note Indenture shall expire, terminate or be canceled, the provisions of Sections 4.3, 4.4, 4.5, 4.6, 4.7 and 4.8 thereof shall be deemed to be thereafter incorporated herein by reference, mutatis mutandis, except as provided in Section 6.1(c), as such provisions were in effect immediately prior to such expiration, termination or cancellation (without giving effect to any amendments, supplements, replacements or modifications after the date hereof, and prior to such expiration, termination or cancellation, which the Lender has not agreed to incorporate) and as such provisions may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

(c) For purposes of the incorporation by reference of the specified sections of the 9½% Note Indenture (and the definitions used therein) as set forth in Section 6.1(a) of this Agreement:

(i) the term “Credit Agreement” shall be replaced with “Bank Credit Agreements” as such term is defined in Section 1.1 of this Agreement;

(ii) the terms “Default” and “Event of Default” shall have the meanings set forth in Section 1.1 of this Agreement;

(iii) the terms “Holder,” “Noteholder” and “Trustee” shall be replaced with “Lender” as such term is defined in Section 1.1 of this Agreement;

(iv) the term “Indenture” shall be replaced with “Agreement” as such term is defined in Section 1.1 of this Agreement;

(v) the term “Issue Date” shall continue to mean March 16, 2005;

(vi) the term “Notes” (except when used in Section 4.3(b)(4) of the 9½% Note Indenture or the definition of “Additional Notes” set forth therein) shall be replaced with “Loan” as such term is defined in Section 1.1 of this Agreement;

(vii) the term “Officers’ Certificate” shall be amended by deleting the phrase “in connection with the delivery of the Annual Certificate”;

(viii) the term “Pari Passu Debt” shall be replaced with “Senior Debt” as such term is defined in Section 1.1 of this Agreement;

(ix) the term “Qualified Affiliate Debt” shall be amended by revising the last proviso thereof to read: “provided, that all such Qualified Affiliated Debt issued pursuant to this clause (ii) shall be Senior Subordinated Debt”

(x) the term “Rating Agencies” shall revised as “S&P and Moody’s” and the terms “Senior Debt”, “Senior Subordinated Debt” and “Subordinated Obligations” shall have the meanings set forth in Section 1.1 of this Agreement;

(xi) the term “Subsidiary Guarantor” (except when used in the last paragraph of the definition of “Asset Sale”) shall be replaced with the phrase “Subsidiary of the Company”;

(xii) Section 4.3 (Limitation on Debt) shall be revised as follows:

(A) clause (b)(5) of such Section 4.3 shall be revised to read: “(A) the Loan and any Debt of the Company Issued to Refinance the Loan or any Debt Issued pursuant to this clause (A); provided, however, that in the case of a Refinancing, the principal amount of the Debt so Issued shall not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof and (B) Debt of the Company Issued in a principal amount which, when taken together with all other Debt Issued pursuant to this clause (B) and then outstanding, does not exceed $110,000,000; provided, however, no Debt Issued pursuant to this clause (5) shall be Senior Debt”;

(B) clause (b)(12) of such Section 4.3 shall be revised to read: “Debt (other than Debt described in clauses (1) through (11) above and in Section 4.3(a)) in an aggregate principal amount outstanding at any time not to exceed $200,000,000 plus any Refinancing Costs”;

(C) clause (b)(13) of such Section 4.3, shall be revised to read: “Guarantees by any Subsidiary of the Company of any Debt of the Company permitted by Section 4.3(a) or clauses (1) through (12) of this Section 4.3(b)”; and

(D) clause (c) of such Section 4.3 shall be revised to read: “The Company shall not, directly or indirectly, incur any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to the Loan”;

(xiii) Section 4.4 (Limitation on Liens) shall be revised as follows:

(A) in the opening paragraph of such Section 4.4, the phrase “(other than Liens securing Senior Debt and Liens securing Debt of a Subsidiary)” shall be inserted after the phrase “securing any obligation”; and

(B) clause (e)(A)(ii) of such Section 4.4 shall be deleted;

(xiv) Section 4.7 (Limitation on Asset Sales) shall be revised as follows:

(A) clauses (e) through (i) of such Section 4.7 shall not apply under this Agreement (but shall continue to apply to the 9½% Notes if any 9½% Notes are then outstanding); and

(B) to the extent that any portion of the amount of Excess Proceeds (as defined in the 9½% Note Indenture) remains after compliance with Sections 4.7(e) through (i) thereof (if applicable) and provided that all holders of any then-outstanding 9½% Notes have been given the opportunity to tender their 9½% Notes for repurchase in accordance with the 9½% Note Indenture and all such tendered 9½% Notes have been so repurchased, then on the following Business Day the Borrower shall, to the extent permitted by the Bank Credit Agreements, prepay the Loan in amount equal to the amount of Excess Proceeds so remaining; and

(xv) references to the sections incorporated herein by reference shall be deemed to be made to such sections as modified herein.

6.2 Change of Control. Upon the occurrence of a Change of Control, the Borrower shall provide prompt written notice thereof to the Lender. If any 9½% Notes are then outstanding, the Borrower shall comply with the provisions of Section 4.9 of the 9½% Note Indenture in accordance with its terms and then, on the first Business Day after all 9½% Notes that have been tendered pursuant to such Section 4.9 have been repurchased by the Borrower in accordance therewith, the Borrower shall, to the extent permitted by the Bank Credit Agreements, prepay the Loan in full, together with all accrued interest thereon. If no 9½% Notes are outstanding at the time of such Change of Control, then on the following Business Day, the Borrower shall, to the extent permitted by the Bank Credit Agreements, prepay the Loan in full, together with all accrued interest thereon.

6.3 Successor Company.

(a) The Borrower may not consolidate or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (if not the Borrower) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes, by a written assumption agreement executed and delivered to the Lender, in form satisfactory to the Lender, all the obligations of the Borrower under this Agreement;

(ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing;

(iii) immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to incur at least $1.00 of Debt pursuant to clause (i) of Section 6.1(a) hereof; and

(iv) the Borrower shall have delivered to the Lender an officers’ certificate and an opinion of counsel to the Borrower, each in form and substance satisfactory to the Lender, stating that such consolidation, merger or transfer and such assumption agreement (if any) comply with this Agreement;

provided, that nothing in this Section 6.3(a) shall prohibit a Wholly Owned Recourse Subsidiary (as defined in the 9½% Note Indenture) from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets to, the Borrower. Notwithstanding the foregoing, without complying with Section 6.3(a)(iii), the Borrower may merge with or into an Affiliate of the Borrower, provided, that such Affiliate has no material assets or liabilities and after such merger there is no material change in the beneficial ownership of the Borrower.

(b) The resulting, surviving or transferee Person shall be the successor Borrower and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Borrower under this Agreement and thereafter, except in the case of a lease, the predecessor Borrower shall be discharged from all obligations and covenants under this Agreement.

6.4 Further Assurances. Upon the request of the Lender, the Borrower will execute and deliver such further instruments, provide such further information and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. An “Event of Default” occurs if:

(a) the Borrower defaults in any payment of interest on the Loan when the same becomes due and payable and such default continues for a period of 30 days;

(b) the Borrower defaults in the payment of the principal of the Loan when the same becomes due and payable;

(c) the Borrower fails to comply with Section 6.3 hereof;

(d) the Borrower fails to comply with the covenants incorporated by reference in clauses (i), (ii), (iii), (iv), (v) and (vi) of Section 6.1(a) hereof and such failure continues for 30 days after receipt of written notice thereof from the Lender;

(e) the Borrower fails to comply with any of the other material covenants or agreements applicable to it in this Agreement (other than those referred to in (a), (b), (c) or (d) above) and such failure continues for 60 days after receipt of written notice thereof from the Lender;

(f) Any representation or warranty made or deemed made by the Borrower in this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date when made or deemed to have been made;

(g) Debt of the Borrower or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25 million or its foreign currency equivalent and such default continues for 10 days after receipt of written notice thereof from the Lender;

(h) the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign Bankruptcy Laws;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Borrower or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Borrower or any Significant Subsidiary for any substantial part of the Borrower’s property; or

(iii) orders the winding up or liquidation of the Borrower or any Significant Subsidiary;

or any similar relief is granted under any foreign Bankruptcy Laws and the order or decree remains unstayed and in effect for 60 days; or

(j) any judgment or decree for the payment of money in excess of $25 million or its foreign currency equivalent is entered against the Borrower or any Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such Default continues for 10 days after receipt of written notice thereof from the Lender.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If an Event of Default shall have occurred and is continuing, (A) if such event is an Event of Default specified in paragraph (h) or (i) of this Section 7.1 with respect to the Borrower, the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable without further action or notice on the part of the Lender, and (B) if such event is any other Event of Default, the Lender may by notice to the Borrower declare the Loan hereunder (with accrued interest thereon) and all other amounts owing by the Borrower under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8. SUBORDINATION

8.1 Agreement To Subordinate. The Borrower and the Lender agree that the indebtedness evidenced by the Loan is subordinated in right of payment, to the extent and in the manner provided in this Section 8, to the prior payment of all Senior Debt and that the subordination is for the benefit of and enforceable by the holders of

Senior Debt. The Loan shall in all respects rank pari passu with all other Senior Subordinated Debt of the Borrower and only indebtedness of the Borrower which is Senior Debt shall rank senior to the Loan in accordance with the provisions set forth herein.

8.2 Subordination Provisions Incorporated. Article X of the 8⅝% Note Indenture (together with the definitions of such terms as may be used therein and as such Article and such definitions are in effect as of the date hereof) is hereby incorporated herein by reference, mutatis mutandis, except as provided below:

(a) the terms “Securityholders”, “Security”, “Indenture” and “Trustee” each time they appear in such Article X shall be replaced with “Lender”, “Loan”, “Agreement” and “Lender” respectively, as such terms are defined in Section 1.1 of this Agreement;

(b) the terms “Senior Debt”, “Designated Senior Debt”, “Senior Subordinated Debt”, “Default” and “Event of Default” each time they appear in such Article X shall have the meaning set forth in Section 1.1 of this Agreement;

(c) in Section 10.03, (i) the phrase “or make any deposit pursuant to Section 8.01” shall be deleted and (ii) the term “Bank Debt” shall be replaced with the term “Bank Credit Agreements” as such term is defined in Section 1.1 of this Agreement;

(d) Section 10.09 shall be replaced in its entirety by: “Rights of the Lender. The Borrower shall give prompt written notice to the Lender of any fact known to the Borrower which would prohibit the making of any payment to the Lender in respect of the Loan.”;

(e) Sections 10.01, 10.12, 10.14, 10.15 and the last sentence of Section 10.13 shall be deleted in their entirety; and

(f) references to “Article X” shall be replaced with references to Section 8 of this Agreement.

8.3 Subsequent Amendments. Any amendments, supplements, replacements or other modifications to Article X of the 8⅝% Note Indenture after the date hereof shall not be incorporated herein by reference without the prior written consent of the Lender. In the event that the 8⅝% Note Indenture shall expire, terminate or be canceled, the provisions of Article X thereof shall be deemed to be thereafter incorporated herein by reference, mutatis mutandis, except as provided above, as such provisions were in effect immediately prior to such expiration, termination or cancellation (without giving effect to any amendments, supplements, replacements or modifications after the date hereof, and prior to such expiration, termination or cancellation, which the Lender has not agreed to incorporate) and as such provisions may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. This Agreement shall not be amended, supplemented, replaced or otherwise modified, except by written instrument which has been duly executed and delivered by each party hereto. In the case of any waiver of the terms hereof, the parties to this Agreement shall be restored to their former positions and rights hereunder, and any Default or any Event of Default waived shall, to the extent provided in such waiver, be deemed to be cured and not continuing; but, no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2 Notices. All notices, consents, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy or electronic mail notice, when sent and receipt has been confirmed, addressed as follows (or to such other address as may be hereafter notified by any of the respective parties hereto):

Borrower:	Revlon Consumer Products Corporation 237 Park Avenue New York, New York 10017 Attention: Alan Ennis Telecopy: (212) 527-5250 E-mail: alan.ennis@revlon.com
With a copy to:	Revlon Consumer Products Corporation 237 Park Avenue New York, New York 10017 Attention: Robert Kretzman Telecopy: (212) 527-5693 E-mail: robert.kretzman@revlon.com
Lender:	MacAndrews & Forbes Holdings Inc. 35 East 62nd Street New York, New York 10065 Attention: Paul Savas Telecopy: (212) 572-8618 Email: psavas@mafgrp.com provided, that any notice, request or demand to or upon the Lender pursuant to Sections 2 and 3 shall not be effective until received.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

9.5 Payment of Expenses; General Indemnity. The Borrower agrees (a) to pay or reimburse the Lender for all of its reasonable out-of-pocket attorneys’ fees and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement, modification or replacement to, this Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, (b) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, (c) to pay, indemnify, and to hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by the Borrower in paying, stamp, excise and other similar taxes, if any, if legal, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement, modification or replacement of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (d) to pay, indemnify, and hold harmless the Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) with respect to the execution, delivery, consummation, enforcement, performance and administration of this Agreement and any such other documents (all of the foregoing, collectively, the “indemnified liabilities”); provided, that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Lender, or (ii) amounts of the types referred to in clauses (a) through (c) above except as provided therein. The agreements in this Section 9.5 shall survive the termination of this Agreement and the repayment of the Loan and all other amounts payable hereunder.

9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns and, except as set forth below, neither the Borrower nor the Lender may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement, or the Lender’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Lender to any Affiliate of the Lender over which the Lender or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights provided that any such assignee assumes the obligations of the Lender hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Lender. Notwithstanding the foregoing, no such assignment shall relieve the Lender of its obligations hereunder if such assignee fails to perform such obligations. Without complying with the provisions of this Section 9.6, the Lender may satisfy its obligations under Sections 2.1 or 2.2 hereof by causing an Affiliate of the Lender to satisfy its obligations under such Sections. The Lender may sell participations in its rights and obligations under this Agreement; provided, however, that (i) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations hereunder, (ii) the Lender shall retain the sole right (x) to receive all payments hereunder, (y) to exercise or refrain from exercising any powers or rights the Lender may have in respect of this Agreement (including the right to declare a Default or Event of Default and to enforce the obligations of the Borrower hereunder) and (z) to approve any amendments, waivers or other modifications of any payment or other provision of this Agreement, and (iii) the participants’ consent shall not be required for any of the foregoing. The Lender may also assign its rights and obligations under this Agreement; provided, however, that (a) all decisions to exercise or refrain from exercising any powers or rights the Lender may have in respect of this Agreement (including the right to declare a Default or Event of Default and to enforce the obligations of the Borrower hereunder) and to approve any amendments, waivers or other modifications of any payment or other provision of this Agreement shall be made solely by the holders of a majority of the outstanding principal amount of the Loan at the time such decision is made and (b) the administration of the Loan and this Agreement, including receipt of all payments and notices as agent for further distribution to all holders of any outstanding principal amount of the Loan, shall be handled by MacAndrews & Forbes Holdings Inc. on behalf of all such holders. The Lender agrees that the Borrower shall not have any obligation for payment of any amounts under this Agreement in excess of what the Borrower would have been obligated to pay in the absence of any such assignment or participation.

9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9 Integration. This Agreement represents the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender for the benefit of the Borrower relative to the subject matter hereof not expressly set forth or referred to herein.

9.10 GOVERNING LAWS. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.11 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Lender shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

9.12 WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Robert K. Kretzman
Name: Robert K. Kretzman
Title: Executive Vice President, Human Resources, Chief Legal Officer and General Counsel

MACANDREWS & FORBES HOLDINGS INC.

By:	/s/ Barry F. Schwartz
Name: Barry F. Schwartz
Title: Executive Vice Chairman